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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
The Navigators Group, Inc.:

        We consent to the use of our reports dated March 12, 2003, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2002 and 2001, the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedules, included and incorporated by reference herein and to the reference to our firm under the headings "Experts", "Summary Financial Information" and "Selected Financial Information" in the prospectus.

/s/ KPMG LLP
New York, New York
August 29, 2003

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Exhibit 23.1